                                                                Exhibit 11(b)


                                ACCESS CORPORATION
            CALCULATION OF NET LOSS BASIC AND DILUTIVE PER COMMON SHARE
                           AND COMMON SHARE EQUIVALENT



                                                                  Nine  Months Ended
                                                                    January 31,
                                                                1998          1997

NET LOSS APPLICABLE TO BASIC AND DILUTIVE COMMON SHARES AND
  COMMON SHARE EQUIVALENTS:
         Net Loss                                               $ (355,269)    $(1,257,287)

        Preferred Dividend

       Net Loss Applicable to Basic and Dilutive Common Shares
       and Common Share Equivalents                             $ (355,269)    $(1,257,287)

CALCULATION OF PRIMARY NET LOSS PER BASIC AND
  DILUTIVE COMMON SHARE AND COMMON SHARE EQUIVALENTS:
       Average Number of Common Shares and Common
       Share Equivalents Outstanding                             4,865,559       4,865,559

PRIMARY NET LOSS PER BASIC AND DILUTIVE COMMON SHARE
  AND COMMON SHARE EQUIVALENT:
     Net Loss per Basic and Dilutive Common Share and Common
        Share Equivalents                                       $    (0.07)     $    (0.26)
                                                                ==========       =========

a) Common Share Equivalents have not been included as their inclusion would be anti-dilutive
